Exhibit 99

Monmouth Real Estate Investment Corporation

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

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INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE	August 25, 2021
Contact: Becky Coleridge
732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

THE KNOXVILLE, TN MSA

Holmdel, New Jersey…. August 25, 2021 – Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 259,053 square foot industrial building located at 3774 Snyder Road, Kodak, TN at a purchase price of $34.4 million. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 42.6 acres representing a land to building ratio of over 7 times providing for substantial future expansion capacity.

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 122 properties, containing a total of approximately 24.9 million rentable square feet, geographically diversified across 32 states. Our occupancy rate as of this date is 99.7%.

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